Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED IN RELIANCE ON REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS CONFIDENTIAL.

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (the “Agreement”) is signed by the Parties and to become effective as of the 1st day of August, 2023 (the “Effective Date”), by and between SANARA MEDTECH INC., a Texas Corporation (“Company”), and DR. GEORGE D. PETITO (“Inventor”). Company and Inventor are sometimes referred to herein, individually as “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement between Company, Sanara MedTech Applied Technologies, LLC (“SMAT”), entities owned by Inventor, and Inventor individually, dated August 1st, 2023 (“Asset Purchase Agreement”), SMAT has purchased the rights to certain products that were owned, and were under development, by Inventor; and

WHEREAS, Company desires to utilize Inventor’s services to provide professional services, to continue development of products already in development, and for the research, development, formulation, invention, and manufacturing of any future products (“Services”); and

WHEREAS, Inventor desires to be so engaged by Company.

NOW, THEREFORE, for and in consideration of the mutual covenants in this Agreement, Company and Inventor agree and contract as follows:

ARTICLE I

PURPOSE OF AGREEMENT

1.1 Purpose. The purpose of this Agreement is to define the relationship between Company and Inventor. It is agreed and understood by and between the Parties hereto that Inventor is associated with Company only for the purposes and to the extent set forth herein, and Inventor shall be an independent contractor and not an employee of Company. This Agreement shall not be construed as an agreement of employment, a partnership or any other form of business entity. It is further agreed that Inventor is responsible for the payment of all taxes due and any other statutory obligations which may be created as a result of this Agreement, and Company shall have no obligation whatsoever to provide any salaries, benefits or privileges of any kind or nature to Inventor or Inventor’s employees or contractors save and except for the compensation paid to Inventor in accordance with the terms of this Agreement.

ARTICLE II

INVENTOR OBLIGATIONS AND DUTIES

2.1 Services. Inventor shall provide Services to and on behalf of Company and as requested by Company, and the time, manner, and nature of such services shall be as mutually agreed in advance by the parties for the purposes set forth in the Recitals. Inventor shall provide Services in a prompt and professional manner, using personnel of required skill, experience, and qualification, in accordance with the terms and conditions of this Agreement.

2.2 Rules and Regulations. Inventor agrees to abide by all rules, regulations and guidelines provided by Company. Company may from time to time amend, add or delete rules, regulations or guidelines at the Company’s sole discretion and such amendment will not affect the enforceability or terms of this Agreement. In the event of a conflict between this Agreement and the rules, regulations and guidelines provided by Company, the terms of this Agreement shall control.

ARTICLE III

TERM AND TERMINATION

3.1 Term. The term of this Agreement shall be for three (3) years, beginning on the Effective Date (“Initial Term”). Thereafter, this Agreement shall automatically renew for successive period(s) of one (1) month unless otherwise terminated herein (the “Renewal Term(s)”). (The Initial Term and the Renewal Term(s) collectively being the “Term”).

3.2 Termination.

(a) This Agreement shall terminate upon the occurrence of any of the following:

(1) Death of Inventor;

(2) Inventor’s inability to provide Services on account of disability and/or incapacity for a period of time greater than six (6) months;

(3) Termination by Company “For Cause” (as defined herein);

(4) Termination by Inventor “For Cause” (as defined herein).

(b) After the Initial Term, either Party may terminate this Agreement at any time, without cause or penalty, by providing at least ninety (90) days advance written notice.

(c) “For Cause” shall mean the following:

(1) Applied by Company, shall mean; (i) gross negligence by Inventor in the performance of Services; or (ii) breach of this Agreement and/or any term and/or provision of this Agreement and failure to cure such breach after reasonable notice.

(2) Applied by Inventor, shall mean; (i) Company’s failure to pay the consideration as set forth in this Agreement, (ii) Company’s breach of this Agreement and/or any term and/or provision of this Agreement and its failure to cure after reasonable notice.

3.3 Obligations Upon Termination. Upon termination of this Agreement, Inventor shall be entitled to receive compensation accrued through the date of termination, but not yet paid by Company. The provisions of Article 5 and Article 6, and any other rights or obligations which by their nature survive termination or expiration of this Agreement, shall survive the expiration or earlier termination of this Agreement. Upon the termination or expiration of this Agreement for any reason, Inventor shall (1) immediately return and deliver to Company any and all Confidential Information (as defined below); (2) deliver to Company all documents, materials, and work product, whether or not complete, prepared by or on behalf of Inventor in the course of performing the Services; (3) return to Company all Company-owned property, equipment, or materials in his possession, and (4) certify in writing to Company he has complied with the requirements in this Section 3.3. If at any time after termination of Inventor’s relationship with Company, for any reason, Company or Inventor determines that Inventor has any Confidential Information in Inventor’s possession or control, Inventor shall immediately return to Company all such Confidential Information in Inventor’s possession or control, including all copies and portions thereof.

ARTICLE IV

COMPENSATION

4.1 Base Compensation. Company shall pay to Inventor base compensation of Twelve Thousand and 00/100 Dollars ($12,000.00) per month (“Base Compensation”) during the Term of this Agreement.

4.2 Royalties.

(a) Company acknowledges that Inventor has an ongoing relationship with the Rochal Technologies, LLC team (“Rochal”), and other businesses whereby Rochal provides research and regulatory compliance services for products currently in development (“Co-developed Products”). Company will pay to Inventor a three percent (3%) royalty on the actual collections from net sales of all products Inventor develops within the scope of this Agreement and Co-developed Products that reach commercialization. The foregoing shall not apply to any Products as such term is defined in the Asset Purchase Agreement.

(b) Company will also compensate Inventor for the sale of [*****], [*****], and [*****] each of which was developed in conjunction with the Transferred IP as defined in the Asset Purchase Agreement (each a “Future Product”, and collectively referred to herein as the “Future Products”). Company will pay to Inventor a five percent (5%) royalty for the first $50,000,000 in aggregate collections from net sales of the Future Products, and a two and one-half percent (2.5%) royalty on aggregate collections from net sales of the Future Products on any amounts exceeding $50,000,000 but up to $100,000,000. For purposes of clarity, no royalty shall be due to Inventor for any aggregate collections from net sales of the Future Products in excess of $100,000,000.

4.3 Incentives. Company will pay $500,000 in cash to Inventor in the event that 510(k) clearance is issued for any Future Product accepted by the Company, and Company will pay $1,000,000 in cash to Inventor in the event that a US Patent is issued for [*****] (regardless of the date the patent is issued) (“Incentive Payments”). The aggregate Incentive Payments which Contractor may earn shall not exceed Two Million Five Hundred Thousand Dollars and No/100 ($2,500,000).

4.4 Expense Reimbursement. Company shall reimburse Inventor for any reasonable travel expenses pre-approved by Company which are incurred while providing Services.

4.5 Survival. Section 4.1 of this Agreement shall survive termination of this Agreement for a period of time through the end of the Initial Term only, and Sections 4.2 and 4.3 shall survive termination or expiration of this Agreement whether during the Initial Term or any Renewal Term (under Section 3.2 or otherwise) for any reason, and each such section shall inure to the benefit of Inventor’s heirs in the event of death of Inventor.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification.

(a) Inventor shall indemnify, defend, and hold harmless Company and its officers, directors, employees, agents, affiliates, successors, and permitted assigns against any and all losses, damages liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement incurred by Indemnified Party (collectively, “Losses”), relating to or arising out of any third party claim, action, or proceeding arising out of or occurring in connection with Inventor’s or any of its employees’ or contractors’ negligence, willful misconduct, or breach of this Agreement.

(b) Company shall indemnify, defend, and hold harmless Inventor and his employees, agents, affiliates, successors, and permitted assigns against any and all Losses relating to or arising out of any third-party claim, action, or proceeding arising out of or occurring in connection with Company’s or any of its employees’ or contractors’ negligence, willful misconduct, or breach of this Agreement.

ARTICLE VI

CONFIDENTIALITY, NONCOMPETITION & NONSOLICITATION

6.1 Confidentiality. As used in this Agreement, the term “Confidential Information” shall mean and/or include all business information and trade secrets of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in the business of Company (other than by the act or acts of any employee or subcontractor not authorized by Company to disclose such information) and which relates to any of the aspects of the past, present, or future business of Company. The term “Confidential Information” includes, without limitation: financial information, budgets, plans, data, trade secrets, computer software, technical information, research and development, product information, processes, customer lists, customer data, pricing information, sales information, marketing information, bid information, job or project information, contracts, purchasing information, data processing, processes, formulas, designs, drafts, drawings, systems, specifications, means, techniques, compilations, intellectual property, inventions and improvements, research and development, operational methods, protocols, business plans and strategies, market information, supplier information, personnel matters and records, and matters that are sensitive, business related, proprietary and confidential in nature.

6.2 Prohibitions. With respect to Confidential Information of Company learned, generated, obtained, received, accessed, and/or conceived or developed by Inventor in connection with Inventor’s Services to Company, whether before or after the Effective Date of this Agreement, Inventor agrees that, commencing on the Effective Date of this Agreement, and for so long hereafter as any Confidential Information shall remain, wholly or partially, confidential or otherwise protectable:

(a) Inventor shall not use or disclose any such Confidential Information, directly or indirectly, to any person not employed with Company;

(b) Inventor shall not use any such Confidential Information for the benefit of Inventor or any other person or entity in any way that may be competitive with, or could be detrimental to, Company; and

(c) Upon request by Company, and/or upon termination of this Agreement, Inventor shall promptly return any and all records, materials, memoranda, data, Company issued computers, computer disks and programs, documents and/or things constituting, containing, or pertaining to any Confidential Information.

6.3 Noncompetition. Inventor acknowledges that the Confidential Information in his possession would enable him to establish goodwill with the patients, customers, potential customers, and suppliers who provide to and/or consume products and services from Company and that the Confidential Information constitutes a valuable asset of the Company. Inventor further acknowledges that he has developed relationships with certain of the Company’s suppliers, contractors or potential contractors, consultants or potential consultants, and sources or potential sources of product usage. Accordingly, Inventor agrees that he will comply with the provisions of this Section 6.3 for the period beginning on the Effective Date and ending twenty four (24) months after expiration or termination of this Agreement for any reason (the “Restricted Period”), and that Inventor shall not, directly or indirectly, engage in, render Services to or become interested in any manner, as manager, employee, officer, consultant, owner, or partner, or through stock ownership (other than holding less than two percent (2%) of the outstanding equity securities of a person having securities that are listed for trading on a national securities exchange), or otherwise, either alone or in association with others, in any business that develops, provides and/or supplies collagen based products for human wound care use similar to those owned or under development by Company as of the Effective Date in the United States (the “Restricted Territory”), if it relates to the Products as defined under the Asset Purchase Agreement). By way of example, and without limitation, Inventor may consult or contract with a company if such consultation or contract does not relate to collagen based human wound care, such as veterinary or other markets related to the Retained Assets (as defined in Asset Purchase Agreement).

6.4 Nonsolicitation. Inventor further agrees that during the Restricted Period, he shall not, without the prior written consent of Company, directly or indirectly, solicit, divert, take away or attempt to solicit, divert, or take away any customer having business relations with the Company for the purpose of providing products owned and/or under development by the Company within the Restricted Territory that are similar to and competitive with the Products (as defined in the Asset Purchase Agreement) . Inventor further agrees that, during the Restrictive Period, he shall not, directly or indirectly, induce or attempt to induce any customer or supplier or anyone else having business with the Company to breach an existing contract with the Company or take any other action intended to damage the relationship between any customer, supplier, or other person having business relations with the Company.

6.5 Right to Enforcement and Remedies.

(a) Inventor acknowledges and agrees that the restrictive covenants set forth above are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement.

(b) The Parties hereto agree that it is their intention that the restrictive covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The Parties further agree that, in the event any court of competent jurisdiction shall find that any of the foregoing provisions is invalid or unenforceable, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the parties in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(c) Without limiting the remedies available to Company, the Parties hereto acknowledge that a breach of any of the covenants contained herein may result in material, irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof by Inventor, Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Inventor from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants hereof without the necessity of posting any bond.

(d) Inventor also specifically acknowledges and agrees that Company shall be entitled to seek monetary damages and other remedies at law for breaches of this Agreement in addition to any injunctive or other equitable relief. The rights and remedies hereunder are cumulative and not alternative.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Notices. Any notice or other communication required by this Agreement shall be in writing and signed by the Party giving such notice. Such notice may either be served personally on the party entitled thereto or may be mailed registered, or certified mail, postage prepaid, addressed to such party at such party’s last known mailing address. Such notice or other communication shall be deemed to have been given when so personally served, or upon mailing, as the case may be as follows:

COMPANY:

Sanara MedTech Inc.

1200 Summit Avenue, Suite 414

Fort Worth, Texas 76102

Attn: Zachary Fleming, CEO

INVENTOR:

1817 Apple Tree Lane

Bethlehem, PA 18015

Attn: Dr. George Petito

7.2 Assignment. Inventor acknowledges the services they provide are unique and personal. Accordingly, Inventor may not assign any of his rights or obligations under this Agreement without consent of Company.

7.3 Waiver. Any waiver by Company or Inventor of a breach of any provision of this Agreement shall not be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision.

7.4 Resolution of Disputes. Except for any injunctive relief which may be sought by Company, any controversy, dispute, disagreement or claim which arises out of or relates to this Agreement, or the breach thereof, if said dispute cannot be settled through direct discussions, shall be settled by binding arbitration in accordance with the rules and procedures of alternative dispute resolution and arbitration established by the Alternative Dispute Resolution Service of the American Health Lawyers Association (“AHLA”), and judgment upon any award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted before a single AHLA arbitrator selected jointly by the parties, or in the event the parties are unable to agree, designated by the AHLA. In addition to any other appropriate damages, the prevailing party in the arbitration shall be entitled to reasonable attorney’s fees and the other fees, costs, and expenses of the arbitration. The arbitration shall be held in Fort Worth, Texas.

7.5 Amendments. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof. No alterations, amendments or modifications of this Agreement shall be binding on either Party unless first reduced to writing and signed by both Parties.

7.6 Severability. Should any part of this Agreement for any reason be declared invalid, such shall not affect the validity of any remaining portions hereof, which remaining portions shall continue in force and effect as if this Agreement has been executed with such invalid portion eliminated. The intention of the Parties is they would have executed the remaining portions of this Agreement without including any such part, parts or portion which may for any reason hereafter be declared invalid.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to the conflict of laws thereof. In the event of any litigation arising hereunder, the prevailing party shall be entitled to recover reasonable attorney’s fees as awarded by the court, together with all costs of any such action.

7.8 Entire Agreement. This Agreement constitutes the Parties’ entire agreement and understanding concerning the subject matter hereof and supersedes and replaces all earlier or contemporaneous agreements, written or oral, between the parties concerning the same. For purposes of clarity, under no circumstance shall any terms contained herein alter, nullify, and/or reduce the applicability of any terms as set forth in the Asset Purchase Agreement.

7.9 Authority. Inventor represents and warrants that (i) it has the full right, power and authority to enter into this Agreement, to grant the rights granted under this Agreement, and to perform their respective obligations under this Agreement; (ii) when executed and delivered, this Agreement will constitute the legal, valid, and binding obligation of Inventor, enforceable against Inventor in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and (iii) it is not currently bound by any agreement or arrangement that includes a noncompete or similar restrictive covenant, and does not anticipate becoming bound by such an agreement or arrangement, that would prevent or hinder it from entering into or fulfilling its obligations and responsibilities under this Agreement.

7.10 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective permitted successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

7.11 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts with the same effect as if all Parties hereto had signed the same document. All counterparts shall be constructed together and shall constitute one agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

COMPANY:

SANARA MEDTECH INC.

By:	/s/ Zachary Fleming
Zachary Fleming, CEO

INVENTOR:

DR. GEORGE D. PETITO

By:	/s/ Dr. George D. Petitio
Dr. George D. Petito

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